Exhibit 99.1

[Farm Credit Services of America Letterhead]

March 25, 2011

Mr. William J. Horan, Chairman
Western Iowa Energy, LLC
1220 S. Center Street
Wall Lake, IA 51466

Attn: William J. Horan, Chairman

Re:	Master Loan Agreement dated June 6, 2005 between Farm Credit Service of America, FLCA and Western Iowa Energy, LLC, as amended from time to time

Dear Mr. Horan:

Reference is made to our Letter Agreement of May 14, 2010 (the “Letter Agreement”) as amended by that Letter dated July 30, 2010 (the “First Amendment”), that letter October 22, 2010, (the “Second Amendment”), that letter dated January 27, 2011 (the “Third Amendment”) and that letter dated February 25, 2011 (the “Fourth Amendment”). This will confirm that the agreements set forth in the Letter Agreement are hereby extended to September 30, 2011 subject to the following modification:

1.
Paragraph 2 of the Letter Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment shall be and is hereby deleted in its entirety and replaced with the following:

“2.
You have previously prepared and provided us with a budget for the period of January 1, 2011 through December 31, 2011 (the “Budget”). The Term Revolver shall be funded by us to be used by you solely for the Budget for the period April 1, 2011 thru September 30, 2011. No funds will be advanced except to be used by your to fund the Budget only through September 30, 2011.”

2.	Section 11.(B) of the Master Loan Agreement dated as of June 6, 2005 as from time to time amended, is deleted in its entirety and replaced with the following:

“(B) Net Worth. The Company will have as of February 1, 2011 and continuing thereafter through and including September 30, 2011, an excess of total assets over total liabilities (both as determined in accordance with GAAP consistently applied) of not less than $24,000,000.00.”

3.	Effective immediately the Term Revolver shall be increased from $6,000,000.00 to $7,000,000.00 through September 30, 2011.

4.	Through September 30, 2011 the Working Capital Covenant, Section 11(a) of the Master Loan Agreement, as from time to time amended, shall remain $4,000,000.00.

In all other respects, the Loan Documents, as defined in the Letter Agreement, the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment shall remain in full force and effect, and no amendment or waiver in respect of any term or condition of any Loan Document shall be deemed (i) to be an amendment or waiver in respect of any other term or condition contained in any Loan Document or (ii) to prejudice any right or rights which FCSA may now have or may have in the future under or in connection with any of the Loan Documents.

Please indicate your agreement with the terms of this agreement by countersigning in the space below and returning the original agreement to the undersigned.

Sincerely,

/s/ Don Kettering
Don Kettering
Vice President, Special Accounts

AGREED AND ACCEPTED THIS   28   DAY OF      Mar.     , 2011

WESTERN IOWA ENERGY, LLC

By: /s/ William J. Horan

Its: Chairman